EXHIBIT (a)(3)

                              Form of Election Form

                              MILLENNIUM CELL INC.
                     ELECTION FORM TO EXCHANGE STOCK OPTIONS

         I have received notice relating to Millennium Cell Inc.'s ("Millennium Cell") offer to exchange certain options held by its employees, consultants and contractors. I understand that "Eligible Options" only are those options with an exercise price greater than $2.90 per share, and that the offer only is available to employees, consultants and contractors who qualify as "Eligible Participants" and who remain "Eligible Participants" through the close of the offer. I further understand that if (a) this Election Form relates to an option that is not an "Eligible Option" or (b) the number listed under "Shares Outstanding" above is zero, Millennium Cell will disregard this Election Form and no options will be exchanged under this Election Form.


     [_] I ACCEPT Millennium Cell's offer to exchange all of my outstanding unexercised stock options with an exercise price greater than $2.90 per share granted as of July 22, 2003 (the "Eligible Options"), for restricted common stock of the Company (the "Restricted Stock") pursuant to the terms set forth in the Offer to Exchange, dated July 22, 2003, from the Company. Subject to the terms of the Offer to Exchange, I will receive consideration equal to the number of shares underlying my Eligible Options in accordance with the Schedule of Exchange of Options in the Offer to Exchange. The number of shares of common stock subject to my Eligible Options is set forth below. I understand that if I elect to tender my Eligible Options, all my Eligible Options will be cancelled.

     [_] I DECLINE Millennium Cell's offer to exchange all of my outstanding unexercised options with an exercise price greater than $2.90 per share for Restricted Stock.


         I acknowledge receipt of the Company's Offer to Exchange, dated July 22, 2003, and the enclosures referenced therein and contained therewith. I hereby agree to be bound by all of the terms and conditions of the Offer as described in said materials, and understand that the Restricted Stock shall be subject to the Company's Amended and Restated 2000 Stock Option Plan, as amended, under which it is granted and the restricted stock agreement to be executed by me and the Company. I further acknowledge and agree that participation in the Offer will not be construed as an express or implied agreement of employment or retention with the Company other than on an "at-will" basis (unless I have a written agreement with the Company in which case the terms thereof will apply). For purposes of this election form, "Company" shall mean Millennium Cell Inc., a Delaware corporation.

         I hereby agree that, unless I revoke my election before midnight, Eastern Standard Time, on August 19, 2003 (or a later expiration date if Millennium Cell extends the offer) (the "Expiration Date"), my election will be irrevocable, and if accepted by Millennium Cell, such surrendered Eligible Options will be cancelled in their entirety on or after such date. I understand that (a) if the consideration for the cancellation of my Eligible Option(s) will be in the form of Restricted Stock, the number of shares of Restricted Stock that I will receive will be determined as of the Expiration Date, and (b) I will be granted shares of Restricted Stock on or about August 22, 2003.

         I acknowledge and agree that, by accepting this offer, I have agreed to all of the terms applicable to me. I agree that Millennium Cell has made no representations or warranties to me regarding this offer or the future pricing of Millennium Cell stock, and that my participation in this offer is at my own discretion.


  --------------------------------------
  (Print Name)
  --------------------------------------
    Signature

  Date and Time: _________________________
  SSN or other U.S. Tax ID #: _______________
  Shares of common stock subject to the outstanding Eligible
  Options _________________________

  RETURN TO MILLENNIUM CELL INC. ATTN: GEORGE ZALEPA, NO LATER THAN MIDNIGHT,
            EASTERN STANDARD TIME, AUGUST 19,2003, VIA FACSIMILE AT
                        (732) 542-4010 OR HAND DELIVERY.

                        INSTRUCTIONS TO THE ELECTION FORM

              FORMING PART OF THE TERMS AND CONDITIONS OF THE OFFER

1. Delivery of Election Form.

         A properly completed and executed original of this Election Form (or a facsimile of it), and any other documents required by this Election Form, must be received by Millennium Cell, Inc., Attention: George Zalepa, either via hand delivery or via facsimile at (732) 542-4010, on or before midnight, Eastern Standard Time, on August 19, 2003 (the "Expiration Date").

         The method by which you deliver any required documents is at your option and risk, and the delivery will be deemed made only when actually received by the Company. You may hand deliver your Election Form to George Zalepa at Millennium Cell Inc. (the "Company"), or you may fax it to Mr. Zalepa at (732) 542-4010. In all cases, you should allow sufficient time to ensure timely delivery. We intend to confirm the receipt of your Election Form within three (3) business days prior to the expiration of the offer; if you have not received such a confirmation of receipt, it is your responsibility to ensure that your Election Form has been received by the Company.

2. Withdrawal.
         Tenders of options made through the Offer may be withdrawn at any time before the Expiration Date. If the Company extends the Offer beyond that time, you may withdraw your tendered options at any time until the extended expiration of the Offer. In addition, although the Company currently intends to accept and cancel your validly tendered options promptly after the expiration of the Offer, unless the Company accepts your tendered options no later than midnight, Eastern Standard Time, on August 19 2003, you may withdraw your tendered options at any time until the Company has accepted and cancelled your tendered options. To withdraw tendered options you must hand deliver or fax a signed and dated Notice to Withdraw from the Offer, with the required information, to the Company while you still have the right to withdraw the tendered options. Withdrawals may not be rescinded and any eligible options withdrawn thereafter will be deemed not properly tendered for purposes of the Offer unless the withdrawn options are properly re-tendered before the Expiration Date by delivery of a new Election Form following the procedures described in these Instructions. Upon the receipt of such a new, properly filled out, signed and dated Election Form, any previously submitted Election Form or Notice to Withdraw from the Offer will be disregarded and will be considered replaced in full by the new Election Form.

3. Conditions.

         If you accept the offer and the price of our common stock increases above the exercise price of your eligible options during the term of your eligible options, the value of the consideration you receive may be less than the value of the common stock you would have received upon exercise of your eligible options. Therefore, we cannot guarantee that the value of the consideration you receive will be higher than what you would receive if you do not exchange your eligible options. Further, we cannot guarantee that the value of the Restricted Stock at the time the applicable vesting period expires will be higher than or equal to the value of the Restricted Stock at the time you receive it.

         The Company will not accept any alternative, conditional or contingent tenders. Although it is our intent to send you a confirmation of receipt of this Election Form, by signing this Election Form (or a facsimile of it), you waive any right to receive any notice of the receipt of the tender of your options, except as provided for in the Offer to Exchange. Any confirmation of receipt sent to you will merely be a notification that we have received your Election Form and does not mean that your options have been accepted or cancelled. Your options that are accepted for exchange will not be cancelled until August 22, 2003, which is three (3) business days following the expiration of the Offer unless the offer is extended, in which case the options will be cancelled three
(3) business days after the extended expiration date.

         The Company will not accept partial tenders of options. Accordingly, you must tender all or none of the shares subject to unexercised (or partially unexercised) Eligible Options (as described in the Offer to Exchange).

4. Signatures on This Election Form.

         If this Election Form is signed by the holder of the Eligible Options, the signature must correspond with the name as written on the face of the option agreement or agreements to which the options are subject without alteration, enlargement or any change whatsoever. If your name has been legally changed since your option agreement was signed, please submit proof of the legal name change.

         If this Election Form is signed by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or other person acting in a fiduciary or representative capacity, that person should so indicate when signing, and proper evidence satisfactory to the Company of the authority of that person to so act must be submitted with this Election Form.

5. Other Information on This Election Form.

         In addition to signing this Election Form, you must print your name and indicate the date on which you signed. You also must also include your government identification number, such as your social security number or tax identification number, as appropriate.

6. Requests for Assistance or Additional Copies.

         Any questions or requests for assistance, as well as requests for additional copies of the Offer to Exchange or this Election Form should be directed to George Zalepa at the Company's principal address, telephone number
(732) 544-5707. Copies will be furnished promptly at the Company's expense.

7.       Irregularities.

         All questions as to the number of option shares subject to options to be accepted for exchange and the validity, form, eligibility (including time of receipt) and acceptance for exchange of any tender of options will be determined by the Company in its discretion. The Company's determinations shall be final and binding on all parties. The Company reserves the right to reject any or all tenders of options the Company determines not to be in proper form or the acceptance of which may, in the opinion of the Company's counsel, be unlawful. The Company also reserves the right to waive any of the conditions of the Offer and any defect or irregularity in the tender of any particular options, and the Company's interpretation of the terms of the Offer (including these instructions) will be final and binding on all parties. No tender of options will be deemed to be properly made until all defects and irregularities have been cured or waived. Unless waived, any defects or irregularities in connection with tenders must be cured within such time as the Company shall determine. Neither the Company nor any other person is or will be obligated to give notice of any defects or irregularities in tenders, and no person will incur any liability for failure to give any such notice.

         Important: The Election Form (or a facsimile copy of it) together with all other required documents must be received by the Company on or before midnight, Eastern Standard Time, on the Expiration Date.

8. Additional Documents to Read.

         You should be sure to read the Offer to Exchange, all documents referenced therein, the Tender Offer Statement on Schedule TO and the letter from Dr. Stephen S. Tang dated July 22, 2003 before deciding to participate in the Offer.

9. Important Tax Information.

         You should refer to Section 14 of the Offer to Exchange which contains important U.S. federal income tax information.

10.      Miscellaneous.

A. Data Privacy. By accepting the Offer, you hereby explicitly and unambiguously consent to the collection, use and transfer, in electronic or other form, of your personal data as described in this document by and among, as applicable, Millennium Cell Inc. and/or any affiliate for the exclusive purpose of implementing, administering and managing your participation in the Offer.

                  You understand that Millennium Cell Inc. may hold certain personal information about you, including, but not limited to, your name, home address and telephone number, date of birth, social insurance number or other identification number, salary, job title, any shares of stock or directorships held in the Company, details of all options or any other entitlement to shares of stock awarded, canceled, exercised, vested, unvested or outstanding in your favor, for the purpose of implementing, administering and managing the stock option plan and this Offer ("Data"). You understand that Data may be transferred to any third parties assisting in the implementation, administration and management of the Offer. You authorize the recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing your participation in the Millennium Cell Inc. Amended and Restated 2000 Stock Option Plan (the "Plan") and this Offer. You understand that Data will be held only as long as is necessary to implement, administer and manage your participation in the stock option plans and this Offer. You understand that you may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or withdraw the consents herein by contacting George Zalepa in writing. You understand that withdrawal of consent may affect your ability to participate in this Offer and exercise or realize benefits from the Plan.

B. Acknowledgement and Waiver. By accepting this Offer, you acknowledge that:
(i) your acceptance of the Offer is voluntary; (ii) your acceptance of the Offer shall not create a right to further employment or retention with the Company and shall not interfere with the ability of the Company to terminate your employment or retention relationship at any time with or without cause; and (iii) the Offer, the tendered options and the restricted stock are not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculating any severance, resignation, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments.